UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 7, 2005

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3901 North First Street

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On November 7, 2005, Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”), CMS Acquisition Corp., a wholly-owned subsidiary of Cypress (“Merger Sub”), and Cypress Microsystems, Inc., a Delaware corporation and majority-owned subsidiary of Cypress that develops and markets the expanding Programmable System-on-Chip (PSoC) product family -high-performance, field-programmable mixed signal integration products for high-volume embedded control functions in consumer, industrial, office automation, telecom and automotive applications (“CMS”), entered into an Agreement and Plan of Merger pursuant to which Cypress will acquire the outstanding minority interest in CMS.

Under the terms of the Merger Agreement, each share of CMS capital stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of CMS capital stock beneficially owned by Cypress) and each vested option to purchase CMS common stock outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive $0.65 per share. Cypress will assume all unvested options to purchase CMS common stock and will pay the purchase price in cash to such optionholders in accordance with the applicable vesting schedule. The aggregate amount of consideration that Cypress will pay in connection with the Merger will be approximately $15 million.

Consummation of the Merger is subject to certain closing conditions, including, among others, approval of the Merger by the stockholders of CMS.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: November 14, 2005	By:	/s/ Brad W. Buss
Brad W. Buss
Chief Financial Officer, Executive Vice President, Finance and Administration